EXHIBIT 22(H)(XXII)



                      TRANSFER AGENT SERVICING AGREEMENT


      THIS AGREEMENT is made and entered into as of this ___ day of _____, 2004, by and between BRIDGES INVESTMENT FUND, INC., a Nebraska business corporation (the "Fund") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

      WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of capital stock;

      WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

      WHEREAS, the Fund desires to retain USBFS to provide transfer and dividend disbursing agent services to the Fund.

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    APPOINTMENT OF USBFS AS TRANSFER AGENT

      The Fund hereby appoints USBFS as transfer agent of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.    SERVICES AND DUTIES OF USBFS

      USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:

      A. Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 of the Investment Company Act of 1940 ("the 1940 Act").

      B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Fund's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

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

      C. Arrange for issuance of shares obtained through transfers of funds from Fund shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund's current prospectus ("Prospectus").

      D. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Fund's custodian.

      E. Pay monies upon receipt from the Fund's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

      F. Process transfers of shares in accordance with the shareholder's instructions.

      G. Process exchanges between the Fund and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

      H. Prepare and transmit payments for dividends and distributions declared by the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

      I. Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

      J. Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

      K. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.

      L.    Mail shareholder reports and Prospectuses to current shareholders.

      M. Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

      N. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Fund.

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      O.    Mail requests for  shareholders'  certifications  under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal tax laws and regulations.

      P. Provide a Blue Sky system that will enable the Fund to monitor the total number of shares of the Fund sold in each state. In addition, the Fund or its agent, including USBFS, shall identify to USBFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of USBFS for the Fund's Blue Sky state registration status is solely limited to the initial compliance by the Fund and the reporting of such transactions to the Fund or its agent.

      Q. Answer correspondence from shareholders, securities brokers and others relating to USBFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and the Fund.

      R. Reimburse the Fund each month for all material losses resulting from "as of" processing errors for which USBFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit C hereto.

3.    REPRESENTATIONS OF USBFS

USBFS represents and warrants to the Fund that:

      A. It is a limited liability corporation duly organized, existing and in good standing under the laws of Wisconsin;

      B.    It is a registered transfer agent under the Exchange Act.

      C. It is duly qualified to carry on its business in the State of Wisconsin;

      D. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

      E. All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;

      F. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

      G. It will comply with all applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.

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

4.    REPRESENTATIONS OF THE FUND

The Fund represents and warrants to USBFS that:

      A.    The Fund is an open-end investment company under the 1940 Act;

      B. The Fund is a business trust organized, existing, and in good standing under the laws of Nebraska;

      C. The Fund is empowered under applicable laws and by its Articles of Incorporation, as amended, and Bylaws to enter into and perform this Agreement;

      D. All necessary proceedings required by the Articles of Incorporation, as amended, have been taken to authorize it to enter into and perform this Agreement;

      E. The Fund will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

      F. A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Fund being offered for sale.

5.    COMPENSATION

      USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Fund shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to USBFS shall only be paid out of assets and property of the particular Fund involved.

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

6.    INDEMNIFICATION; LIMITATION OF LIABILITY

      A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund unless an unauthorized action was undertaken by an officer of the Fund that is also an employee of USBFS, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Directors of the Fund (the "Board of Directors" or "Directors").

            USBFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

            In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

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

            Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

      B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

7.    PROPRIETARY AND CONFIDENTIAL INFORMATION

      USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

      Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Fund's shareholders with any third party unless specifically directed by the Fund or allowed under one of the exceptions noted under the Act.

8.    ANTI-MONEY LAUNDERING PROGRAM

      The Fund acknowledges that it has had an opportunity to review, consider and comment upon the procedures provided by USBFS describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the "Monitoring Procedures") as well as written procedures for verifying a customer's identity (the "Customer Identification Procedures"), together referred to as the "Procedures," and the Fund has determined that the Procedures, as part of the Fund's overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

      Based on this determination, the Fund hereby instructs and directs USBFS to implement the Procedures on the Fund's behalf, as such may be amended or revised from time to time.

      It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund's anti-money laundering responsibilities.

      USBFS agrees to provide to the Fund:

      (a) Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Fund or any shareholder of the Fund;

      (b) Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Fund agrees not to communicate this information to the customer;

      (c)   Any  reports  received  by  USBFS  from  any  government  agency  or
            applicable  industry  self-regulatory   organization  pertaining  to
            USBFS's anti-money laundering monitoring on behalf of the Fund;

      (d) Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

      (e) A certified annual report of its monitoring and customer identification activities on behalf of the Fund. USBFS shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Fund as may be agreed to from time to time by USBFS and the Fund.

      The Fund  hereby  directs,  and USBFS  acknowledges,  that USBFS shall (i)
      permit federal regulators access to such information and records maintained by USBFS and relating to USBFS's implementation of the Procedures on behalf of the Fund, as they may request, and (ii) permit such federal regulators to inspect USBFS's implementation of the Procedures on behalf of the Fund.

9.    SARBANES-OXLEY ACT REQUIREMENTS

      USBFS agrees to comply with all applicable laws and regulations in the performance of its services pursuant to this agreement, including without limitation, federal securities laws and the Sarbanes-Oxley Act. USBFS agrees to provide the Fund any records and certifications necessary for the Fund or the Manager to comply with the Sarbanes-Oxley Act, including within limitation disclosure controls and procedures adopted in accordance with the Sarbanes-Oxley Act. USBFS shall cooperate with the Fund, and its other service providers, as necessary by providing information to enable the officers of the Fund to execute any required certifications.

10.   TERM OF AGREEMENT; AMENDMENT

      This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year, provided that the parties agree that the Fee Schedule set forth in Exhibit B shall remain in effect for a period of three years. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving ninety
      (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

11.   DUTIES IN THE EVENT OF TERMINATION

      In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor.

      Sections 6, 7, 8 and 13 shall survive termination of this Agreement.

12.   RECORDS

      USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund on and in accordance with its request. Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.

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

13.   GOVERNING LAW

      This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

14.   DATA NECESSARY TO PERFORM SERVICES

      The Fund or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Fund, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

      15.   ASSIGNMENT

      This Agreement may not be assigned by either party without the prior written consent of the other party.

16.   NOTICES

      Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below: Notice to USBFS shall be sent to:

                  U.S. Bancorp Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI  53202

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

            and notice to the Fund shall be sent to:

                  Bridges Investment Fund, Inc.
                  8401 West Dodge Road
                  256 Durham Plaza
                  Omaha, Nebraska 68114

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.


BRIDGES INVESTMENT FUND, INC.            U.S. BANCORP FUND SERVICES, LLC
By:                                      By:
    ------------------------------           ------------------------------
                                              Joe D. Redwine
Title:                                   Title: President
       -----------------------------

                                   EXHIBIT A
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                                   FUND NAMES



Name of Fund                                                     Date Added
------------                                                     ----------

Bridges Investment Fund, Inc.

                                   EXHIBIT B
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

----------------------------------------------------------------------------------------------------------------------------
TRANSFER AGENT & SHAREHOLDER SERVICES

                                                    ANNUAL FEE SCHEDULE
----------------------------------------------------------------------------------------------------------------------------
Service Charges to the Fund*                                 Technology Charges
Shareholder Account Fee (Subject to Minimum)
       o No-Load  - $15.00 /account                          1.   NSCC Service Interface - All NSCC Services
       o Closed Accounts - $2.50 /account                         o Setup - $1,500 /fund group
Annual Minimum                                                    o Annual - $1,400 /cusip/year
       o $24,000 first no load fund, $18,000 for each        2.   Telecommunications and Voice Services
         additional fund                                          o Service Setup - $1,650 ATT transfer connect (Waived)
       o $12,000 each additional class                            o VRU Setup - $500 /fund group
                                                                  o VRU Maintenance - $100 /cusip/month
                                                                  o $.35 /voice response call
                                                                  o $.40 /voice recognition call
Activity Charges
       o Telephone Calls - $1.50 /call
       o E-mail Services
          $200 /month administration                         Note:  Report Source is included in the Annual Minimum Fee.
          $3.00 /e-mail received
       o Maintenance transactions - $1.00                    Fees are billed monthly.
       o Financial transactions - $1.75                      * Subject to CPI increase.
       o ACH/EFT Shareholder Services:
          $125.00 /month/fund group
          $ .50 /ACH item, setup, change
          $5.00 /correction, reversal

OUT-OF-POCKET COSTS - Including but not limited to:
       o Telephone toll-free lines, call transfers, etc.
       o Mailing, sorting and postage
       o Stationery, envelopes
       o Programming, special reports
       o Insurance, record retention, microfilm/fiche
       o Proxies, proxy services
       o ACH fees, NSCC charges
       o All other out-of-pocket expenses
----------------------------------------------------------------------------------------------------------------------------

*Effective with the first day after expiration of the first twenty four (24) months of service, the annual minimum fees set forth in this Schedule shall be increased over the fees and charges during the previous twenty four (24) months in the amount equal to the change in the t 0 0 Consumer Price Index for all Urban Consumers in the Milwaukee, Wisconsin Metropolitan Statistical Area, All Terms, Based 1982-1984 = 100, as last reported by the U.S. Bureau of Labor t 0 0 Statistics ("CPI-U"). Thereafter, all of the annual minimum fees and charges in this fee schedule (except for out-of-pocket expenses) shall increase annually upon each anniversary of this Schedule in an amount equal to the percentage change in the CPI-U for the proceeding twenty four (24) months.
--------------------------------------------------------------------------------

                                   EXHIBIT C
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT


                             AS OF PROCESSING POLICY

      USBFS will reimburse each Fund for any net material loss that may exist on the Fund's books and for which USBFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the manager to the Fund on the daily share sheet of any losses for which the manager may be held accountable.